Exhibit 99.1

28040 West Harrison Parkway, Valencia, CA  91355
Phone (661) 257-6060 / Fax (661) 257-6415
Contact: David Vanderhorst, CFO

FOR IMMEDIATE RELEASE

TAITRON ANNOUNCES QUARTERLY CASH DIVIDEND

LOS ANGELES, California – August  4, 2017 –  Taitron Components Incorporated (NASDAQ:TAIT) today announced that its Board of Directors has declared a quarterly cash dividend of $0.025 per share of common stock, payable on August 31, 2017 to stockholders of record as of the close of business on August 15, 2017.  Under our existing dividend policy, the Company will target a cash dividend to our stockholders in the amount of $0.10 per share per annum, payable in equal $0.025 per share quarterly installments.

Subsequent dividend declarations and the establishment of record and payment dates for such future dividend payments, if any, are subject to the Board of Directors' continuing determination that the dividend policy is in the best interests of the Company's stockholders.  The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Taitron Components

Taitron, based in Valencia, California, is the "Discrete Components Superstore."  The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products.  In addition, Taitron provides value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing services for their multi-year turn-key projects.

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

CONTACTS:

Taitron Components Incorporated
David Vanderhorst – ph  661-257-6060